Exhibit 5

                        Shack Siegel Katz & Flaherty P.C.
                                530 Fifth Avenue
                            New York, New York 10036
                                 (212) 782-0700

                                                              November 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Midway Games Inc. Form S-8 Registration Statement
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Ladies and Gentlemen:

         We have acted as counsel to Midway Games Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") registering 34,672 shares of the Company's common stock, par value $.01 per share (collectively, the "Shares"), that have been or may be issued or granted pursuant to the 2000 Stock Option/Stock Issuance Plan for Midway Studios - Austin Inc. (the "Plan").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Plan; (ii) the Registration Statement; (iii) the Company's Amended and Restated Certificate of Incorporation, as amended; (iv) the Company's Amended and Restated Bylaws; (v) proceedings of the Board of Directors of the Company;
(vi) the Agreement and Plan of Reorganization dated October 5, 2004 among the Company, DNJC Inc., Inevitable Entertainment Inc. and the shareholders who are signatories thereto; and (vii) such other documents, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

         Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares in accordance with the terms of the Plan has been duly authorized by all necessary corporate action of the Company, and such Shares are, or when issued in accordance with the terms of the Plan will be, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under "Item 5. Interests of Named Experts and Counsel" contained therein. Please note that, as described in such Item 5, shareholders of this firm hold, in the aggregate, 1,000 shares of common stock and options to purchase 60,000 Shares.



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         The law covered by the opinion expressed herein is limited to the corporate laws of the State of Delaware, including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                                             Very truly yours,

                                             SHACK SIEGEL KATZ & FLAHERTY P.C.


                                             By: /s/ Pamela E. Flaherty
                                                 ------------------------------
                                                 Pamela E. Flaherty